Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com
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Praxis Precision Medicines, Inc.

99 High Street, 30th Floor

Boston, MA 02110

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8; 870,000 shares of Praxis Precision Medicines, Inc. Common Stock, $0.0001 par value per share

To the addressee set forth above:

We have acted as special counsel to Praxis Precision Medicines, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form S-8 (File No. 333-276786) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to an aggregate of 870,000 shares (the “Shares”) of common stock of the Company, $0.0001 par value per share, issuable under the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan, as amended and restated (the “2020 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the the Post-Effective Amendment or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

June 10, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the 2020 Plan, assuming in each case that the individual grants or awards under the 2020 Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the 2020 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Post-Effective Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP